Exhibit 10.3
CAPITAL AND LIQUIDITY MAINTENANCE AGREEMENT
     This CAPITAL AND LIQUIDITY MAINTENANCE AGREEMENT (the “Agreement”), dated as of July 21, 2008, is made and entered into by and among Cerberus FIM, LLC, a limited liability company with headquarters at 299 Park Avenue New York, New York 10171 (“CF”); Cerberus FIM Investors, LLC, a limited liability company with headquarters at 299 Park Avenue New York, New York 10171 (“CF Investors”); FIM Holdings LLC, a limited liability company with headquarters at 299 Park Avenue New York, New York 10171 (“FIM”); GMAC LLC, a limited liability company with headquarters at 200 Renaissance Center, Detroit, MI 48235 (“GMAC”); IB Finance Holding Company, LLC, a limited liability company with headquarters at 200 Renaissance Center, Detroit, MI 48265 (“IB Finance”); (collectively, CF, CF Investors, FIM, GMAC, and IB Finance are herein referred to as the “Parent Companies”); GMAC Bank, a Utah-chartered, nonmember, industrial bank located at 6985 Union Park Center, Midvale, UT 84047 (formerly known as GMAC Automotive Bank and herein referred to as the “Bank”), and the Federal Deposit Insurance Corporation, a Federal banking agency headquartered in Washington, D.C. (the “FDIC”).
WITNESSETH:
     WHEREAS, generally, pursuant to the Change in Bank Control Act (the “CBCA”), 12 U.S.C. § 1817(j), no person may acquire control of a state-chartered, nonmember bank unless it gives the FDIC at least sixty days prior written notice and unless the FDIC does not disapprove the proposed acquisition; and
     WHEREAS, on May, 31, 2006, Mr. Stephen A. Feinberg (“Mr. Feinberg”), Citigroup Inc. (“Citigroup”), and Aozora Bank Limited (“Aozora”) submitted an Interagency Notice of Change in Control with respect to the acquisition of indirect control of the Bank which notice was subsequently amended to add The PNC Financial Services Group, Inc. (“PNC”) as an additional notificant (said notice, as amended, is herein referred to as the “Notice”); and
     WHEREAS, pursuant to the Notice, four investor groups including Mr. Feinberg (acting through CF and CF Investors), Citigroup, Aozora, and PNC, acting together through FIM, proposed to acquire fifty-one percent of the voting shares of GMAC, a parent company of the Bank; and
     WHEREAS, on July 28, 2006, the Board of Directors of the FDIC (“Board”) imposed a six-month moratorium on deposit insurance applications and change in control notices with respect to industrial banks; and
     WHEREAS, on November 15, 2006 the Board authorized staff to issue, and staff issued, a letter of intent not to disapprove the Notice (“Letter of Non-Disapproval”) subject to a number of conditions, including specifically a Two-Year Disposition

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Agreement by and among CF, CF Investors, FIM, and the FDIC dated November 16, 2006 (the “Disposition Agreement”); and
     WHEREAS, the Disposition Agreement generally requires that CF, CF Investors, and FIM complete one of four specified actions no later than November 30, 2008: (A) become depository institution holding companies, (B) divest control of the Bank, (C) terminate the Bank’s insured status, or (D) obtain a waiver of the requirement to take any of the foregoing actions (“Waiver”), and
     WHEREAS, in order to satisfy an additional condition of the FDIC’s Letter of Non-Disapproval, GMAC, IB Finance, the Bank and the FDIC entered into a Capital Maintenance Agreement dated November 15, 2006 (the “CMA”)
     WHEREAS, on February 1, 2008 CF, CF Investors, and FIM submitted to the FDIC their request for a Waiver pursuant to paragraph 1(D) of the Disposition Agreement (the “Waiver Request”), and
     WHEREAS, the Parent Companies, directly or indirectly, control the Bank;
     WHEREAS, the FDIC may deny the Waiver Request unless the Parent Companies and the Bank enter into this Agreement, and
     NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Approval by FDIC. If the FDIC addresses the Waiver Request through the execution of an extended disposition agreement with CF, CF Investors, and FIM which extends for ten years the requirement to complete one of four action specified in the Disposition Agreement (the “Extended Disposition Agreement”), this Agreement shall become fully effective and binding upon the parties hereto.
2. Termination of Capital Maintenance Agreement. This Agreement terminates, cancels and supersedes the CMA.
3. Capital. On the effective date of this Agreement and at all times during the three years thereafter, the Parent Companies and the Bank will maintain sufficient capital in the Bank such that the Bank’s Leverage Ratio is at least 11 percent, as calculated under 12 C.F.R. § 325.2(m), (v), and (x). On the day after the end of the three year period referenced in the foregoing sentence and at all times thereafter the Parent Companies and the Bank will maintain sufficient capital in the Bank such that the Bank will be well capitalized as that term is defined in 12 C.F.R. part 325.
If at any time during the three year period referenced in the foregoing paragraph, the Bank’s Leverage Ratio falls below 11 percent, the Parent Companies shall immediately cause the Bank’s Leverage Ratio to be restored to at least 11 percent. If at any time after such three year period the Bank fails to be well capitalized, the Parent Companies shall

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immediately cause the Bank to be restored to well capitalized status. Any capital contributions to the Bank will be in the form of cash, short-term US Treasury securities, or other assets acceptable to the FDIC.
4. Liquidity. The Parent Companies will maintain the Bank’s liquidity at such levels that the FDIC deems appropriate. In particular, the Parent Companies will provide the Bank with financial assistance, as specified below, to permit the Bank to meet its short- and long-term liquidity demands.
A. Short-Term Liquidity.
GMAC and such additional Parent Companies that are acceptable to the FDIC will enter into a Revolving Line of Credit Agreement with the Bank to provide $3,000,000,000, or such greater amount as may later be negotiated between GMAC (and/or such additional Parent Companies that are acceptable to the FDIC) and the Bank, in unsecured financing (Line of Credit) to the Bank to fund loans or deposit withdrawals, pay operating expenses, or satisfy other corporate purposes.
Any and all agreements related to the Line of Credit must contain only such terms and conditions as the FDIC, in its sole discretion, finds acceptable. At a minimum, the Line of Credit is subject to the restrictions of Section 23B of the Federal Reserve Act and cannot contain terms and conditions that are less favorable to the Bank than a comparable transaction with an unaffiliated third party.
The Bank may draw on the Line of Credit provided by GMAC at any time the Bank or FDIC considers it necessary.
The Bank must submit all documents establishing the Line of Credit, fully executed, to the FDIC prior to the effective date of the Extended Disposition Agreement.
B. Long-Term Liquidity.
If the Bank identifies liquidity requirements that it cannot satisfy, it must notify each of the Parent Companies and the FDIC as soon as practicable. The FDIC, in addition to any other actions, may require one or more of the Parent Companies to submit a liquidity support plan acceptable to the FDIC within 15 days after receipt of the notice.
5.	Authority of the Parties. For each party to this Agreement that is a corporation, other than the FDIC, the board of directors of such party has approved a resolution (the “Resolution”) authorizing its entry into this Agreement. Each party that is a limited liability company or a partnership has provided to the FDIC a certification of counsel or a certified copy of the Resolution of the board of directors authorizing its entry into this Agreement. Each certification of counsel

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or certified copy of each Resolution are attached hereto as Exhibits 1 through 6 and incorporated here in by reference.
6. Miscellaneous.
A.	Enforceability As A Written Agreement. In addition to any other remedies provided by law, this Agreement is binding and enforceable by the FDIC as a written agreement pursuant to section 8 of the Federal Deposit Insurance Act (12 U.S.C. § 1818) against the other parties, their successors and assigns.

B.	Bankruptcy Treatment of Commitments. The obligations of the Parent Companies and the Bank contained in this Agreement are commitments to maintain the capital and liquidity of the Bank and, if a bankruptcy petition is filed by or against any Parent Company, the obligations of such Parent Company contained in this Agreement will be paid as an administrative expense of the debtor pursuant to section 507(a)(1) of the Bankruptcy Code (11 U.S.C. § 507(a)(1)).

C.	Conservatorship or Receivership of the Bank. In the event of the appointment of a conservator or receiver for the Bank, the obligations of the Bank and the Parent Companies hereunder shall survive said appointment and be enforceable by the FDIC.

D.	Governing Laws. This Agreement and the rights and obligations hereunder shall be governed by, and shall be construed in accordance with the Federal law of the United States and, in the absence of controlling Federal law, in accordance with the laws of the State of New York.

E.	No Waiver. No failure to exercise, and no delay in the exercise of, any right or remedy on the part of any of the parties hereto shall operate as a waiver or termination thereof, nor shall any exercise or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy or any other right or remedy.

F.	Severability. In the event any one or more of the provisions contained herein should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

G.	No Oral Changes. This Agreement may not be modified, amended, discharged, or terminated, released, renewed or extended in any manner except by a writing signed by all of the parties.

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H.	Addresses for and Receipt of Notice. Any notice hereunder shall be in writing and shall be delivered by hand or sent by United States express mail or commercial express mail, postage prepaid, and addressed as follows:
If to Cerberus FIM, LLC; Cerberus FIM Investors, LLC; or FIM Holdings LLC:
[Cerberus FIM, LLC] [Cerberus FIM Investors, LLC] or [FIM Holdings LLC]
299 Park Avenue
New York, New York 10171
If to GMAC LLC; or IB Finance Holding Company, LLC;
[GMAC LLC] or [IB Finance Holding Company, LLC]
200 Renaissance Center
Detroit, MI 48235
If to the GMAC Bank:
GMAC Bank
6985 Union Park Center
Midvale, UT 84047
If to the FDIC:
Associate Director, Division of Supervision and Consumer Protection Supervision and Applications Branch
Federal Deposit Insurance Corporation
550 17th Street, NW
Washington, D.C. 20429
And
Regional Director
New York Regional Office
Federal Deposit Insurance Corporation
20 Exchange Place – 4th Floor
New York, NY 10005
I.	No Assignment. This agreement may not be assigned or transferred, in whole or in part, without the prior written consent of the FDIC.

J.	Joint and Several Liability. The obligations, liabilities, agreements and commitments of the Parent Companies and the Bank (collectively the “Obligors”) in paragraphs 3 and 4 of this Agreement are joint and several, and the FDIC may pursue any right or remedy that it may have against one

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or more of the Obligors, consecutively or simultaneously, without releasing or discharging any other Obligor.
K.	Complete Agreement. This Agreement is the complete and exclusive statement of the agreement among the parties, and supersedes all prior written or oral communications, representations, understandings, and agreements relating to the subject matter of this Agreement.

L.	Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all such counterparts taken together shall constitute one and the same Agreement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
CERBERUS FIM, LLC
By its sole Managing Member:
By:  /s/ Mark A. Neporent
Printed Name and Title:  Mark A. Neporent
CERBERUS FIM INVESTORS, LLC
By its sole Managing Member:
By:  /s/ Mark A. Neporent
Printed Name and Title:  Mark A. Neporent
FIM HOLDINGS LLC
By its Managing Member(s):
By:  /s/ Mark A. Neporent
Printed Name and Title:  Mark A. Neporent
GMAC LLC
By its Managing Member(s):
By:  /s/ Robert S. Hull
Printed Name and Title:  Robert S. Hull, Executive Vice President and Chief Financial Officer

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IB FINANCE HOLDING COMPANY, LLC
By its Managing Member(s):
By:  /s/ C. L. Quenneville
Printed Name and Title:  C. L. Quenneville, Secretary
GMAC BANK
By:  /s/ Mark B. Hales
Printed Name and Title:  Mark B. Hales, President and CEO
FEDERAL DEPOSIT INSURANCE CORPORATION
By:  /s/ Sandra L. Thompson
Sandra L. Thompson, Director
Division of Supervision and Consumer Protection

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